Exhibit 99.1

Great Plains Holdings, Inc. to Acquire an Interest in Bonjoe’s Gourmet Chips, a Gourmet Potato Chip Manufacturer

Wildwood, FL December 5, 2014 – Great Plains Holdings, Inc. (OTCQB:GTPH) is pleased to announce that it has signed a letter of intent to acquire a 30% ownership interest in Bonjoe Gourmet Chips, LLC (“Bonjoe”) from its members in an all stock transaction for an aggregate of 443,000 shares of our common stock. We also have rights to purchase up to an additional 20% of Bonjoe’s membership interests.

Additionally we plan to invest $11,500 in Bonjoe in exchange for a Royalty Interest that will entitle us to a royalty payment equal to $0.08 per bag of potato chips sold by Bonjoe during the period of time that will start 150 days from the date of the agreement up to a maximum of 295,000 bags.   Thereafter, Bonjoe will pay us a royalty equal to 3% of all gross sales of the Company’s products for a period of 30 years.

Closing of the transaction is anticipated to be in January 2015 and is subject to certain terms and conditions and the preparation of definitive documentation to effect the transaction mutually satisfactory to each party.

“Our planned investment in Bonjoe demonstrates management’s commitment to increasing assets and revenues in mutually beneficial relationships.  I am excited to say this adds one more potential revenue producing stream for Great Plains to increase shareholder value.” said Great Plains' Chief Executive Officer Kent Campbell

About Great Plains Holdings, Inc.

Great Plains Holdings operates through two wholly owned subsidiaries: Ashland Holdings, LLC, focused on the real estate sector; and LiL Marc, Inc., maker of the "LiL Marc" training urinal for toddler boys. This diversification model enables Great Plains to achieve multiple revenue streams and consistently increase hard assets.

Ashland Holdings, LLC is engaged in the acquisition and operation of commercial real estate, including, but not limited to, self-storage facilities, apartment buildings, manufactured housing communities for senior citizens, and other income-producing properties.

LiL Marc, Inc. was founded in 1999. The subsidiary engages in the manufacturing and marketing of training urinals for boys in the United States. The LiL Marc potty training urinal looks like the full sized urinals found in public restrooms, but is manufactured on a smaller scale in proportion to the smaller size of toddlers in training.

For more information, visit www.gtph.com

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.